Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606 www.boeing.com
Boeing Board Elects Amgen CEO Bradway as New Director

CHICAGO, Oct. 14, 2016 - The Boeing (NYSE: BA) board of directors has elected Robert A. Bradway as a new member.
Bradway, 53, is chairman and CEO of Amgen, one of the world’s leading biotechnology companies.
Bradway joined Amgen in 2006 and has served the company in senior finance and operations strategy roles, including chief financial officer and chief operating officer. He was elected CEO in 2012 and chairman in 2013. He joined Amgen from Morgan Stanley where he had responsibility for the firm’s banking department and corporate finance activities in Europe.
“Bob brings to the Boeing board a global perspective from a company making long-term investments in an advanced high-technology and innovation-focused industry,” said Boeing Chairman, President and CEO Dennis Muilenburg. “His accomplishments in business, operations and finance will serve Boeing well as he applies his broad-based experience to aerospace.”
Bradway holds a bachelor’s degree in biology from Amherst College and a master’s degree in business administration from Harvard University. He is a member of the board of directors of Norfolk Southern Corporation and serves on the board of trustees of the University of Southern California. He is chairman of the CEO Roundtable on Cancer, a non-profit organization comprised of executives founded to bring solutions to cancer treatment and prevention.
He will serve on the Boeing board’s Audit and Finance committees.
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John Dern
Boeing Communications
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john.dern@boeing.com

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